Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our report dated March 14, 2025, relating to the financial statements of PLAYSTUDIOS, Inc., appearing in the Annual Report on Form 10-K of PLAYSTUDIOS, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 14, 2025